[***] Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT 4.131

FIRST AMENDMENT TO

LONG-TERM FIRM PORTFOLIO ENERGY CREDIT AND RENEWABLE

POWER PURCHASE AGREEMENT

This First Amendment to Long-Term Firm Portfolio Energy Credit and Renewable Power Purchase Agreement (this "First Amendment") dated as of November 3, 2008 (this "First Amendment Execution Date") is made and entered into by and between NEVADA POWER COMPANY, a Nevada corporation d/b/a NV Energy ("Buyer") and NGP BLUE MOUNTAIN I LLC, a Delaware limited liability company ("Supplier"). Each of Buyer and Supplier is sometimes referred to herein as a "Party" and collectively as the "Parties."

Recitals

A.

Buyer and Nevada Geothermal Power Company ("NGPC") entered into that certain Long-Term Firm Portfolio Energy Credit and Renewable Power Purchase Agreement dated as of August 18, 2006 (as assigned as further described herein, the "Existing PPA"), which was approved by the PUCN pursuant to an Order issued February 2, 2007 in connection with Docket No. 06-10021. NGPC assigned its rights and interests in and to the Existing PPA to Supplier pursuant to that certain Assignment and Assumption of Power Purchase Agreement between NGPC and Supplier, dated as of October 24, 2007. All terms capitalized and not defined in this First Amendment will have the meanings ascribed thereto in the Existing PPA.

B.

In the course of drilling activities in connection with the development of the Generating Facility, Supplier has determined that the available geothermal resources can support additional capacity for the Generating Facility above and beyond the level projected at the time the Parties entered into the Existing PPA. In light of such additional capacity, Buyer and Supplier wish to amend the Existing PPA in accordance with the terms and provisions of this First Amendment.

C.

This First Amendment will require the approval of the PUCN in accordance with Section 11 of this First Amendment, and, pending such approval, the Existing PPA will remain in full force and effect in accordance with its terms.

Agreement

In consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.

 Existing PPA. For the avoidance of doubt, the Parties acknowledge and agree that the Existing PPA will remain in full force and effect in accordance with its terms unless and until this First Amendment is approved by the PUCN in accordance with Section 11 hereof, and that from and after such approval, the Existing PPA will continue in force and effect as amended by this First Amendment. All section references made in this First Amendment will be deemed references to sections in the Existing PPA, unless it is expressly stated to be a reference to a section of this First Amendment.

2.

Definitions. As used in the Agreement, the following terms will have the meanings set forth below. Where a term defined below is also defined in the Existing PPA, the definition provided below will replace the Existing PPA definition in its entirety for purposes of the Agreement.

"Adjusted Non-PTC Product Rate" has the meaning ascribed to that term on Exhibit 2A.

"Adjusted PTC Product Rate" has the meaning ascribed to that term on Exhibit 2A.

"Affiliate" means, with respect to any Person, each Person that directly or indirectly, controls or is controlled by or is under the common control with such Person. For the purposes of the definition, "control" (including, with correlative meanings the terms "controlled by" and "under common control" with) as used with respect to any Person, shall mean the possession directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of the voting securities or by contract or otherwise. All lower-case usage of "affiliate" in the PPA will be deemed to be usage of the term "Affiliate" as defined herein.

"Agreement" means the Existing PPA, as amended by this First Amendment.

"Curtailed Product" has the meaning ascribed to that term in Section 8 of this First Amendment.

"Development Security" has the meaning ascribed to that term in Section 9 of this First Amendment.

"First Amendment Effective Date" has the meaning ascribed to that term in Section 12 of this First Amendment.

"Generating Facility" means Supplier's geothermal generating power plant, geothermal well field, and associated re-injection wells, located in Humboldt County, Nevada and including any associated facilities and equipment required to operate any of the foregoing and deliver Energy to the Delivery Point, as further described in Exhibits 1, 5 and 14 hereto.

"IOA" means that certain Large Generator Interconnection Agreement dated as of November 5, 2007 by and between Supplier and Transmission Provider for the Generating Facility, as it may be amended from time to time.

"Maximum Amount" means, with respect to any Dispatch Hour, an amount of Energy equal to [***] MWh.

"New Facility" has the meaning ascribed to that term in Section 3 of this First Amendment.

"Operating Security" has the meaning ascribed to that tern in Section 9 of this First Amendment.

"Pre-COD Cap Rate" means [***]/MWh.

"Related PPA Amendment" means that certain amendment to the Related PPA, such amendment being entered into by and between Buyer and Sierra Pacific Power Company concurrently with Buyer and Supplier entering into this First Amendment.

"Supply Amount," with respect to any Dispatch Hour, means the amount of Energy stated in Exhibit 13, unless reduced pursuant to Section 12.2 (Planned Outage), Section 11.6 (Emergency), or as may be adjusted pursuant to Sections 3.7.1 and Sections 3.7.2 (Adjustment to Supply Amount). The Supply Amount is firm Energy.

3.

Supply Service Obligations.  Section 3 is amended as follows:

Section 3.2 Dedication is replaced in its entirety with the following:

3.2

Dedication. All Product shall be dedicated exclusively to Buyer for the Term of this Agreement. Supplier shall not, without Buyer's prior written consent (which Buyer may withhold in its sole discretion), (a) sell, divert, grant, transfer, or assign Product to any person other than Buyer or (b) subject to Section 3.6.4, provide Buyer electric energy, PCs, or Renewable Energy Benefits from any source other than the Generating Facility. Supplier may, without requirement of prior consent of Buyer, use the geothermal resource utilized by the Generating Facility to develop a facility (a "New Facility") other than the Generating Facility, provided that such use of the geothermal resource would not be reasonably expected to adversely impact the Supplier's ability to deliver the Supply Amount, and further provided that if Supplier elects to develop a New Facility utilizing such geothermal resource, then Supplier will notify Buyer in writing of such development as soon as practicable, but in no event later than eighteen (18) months prior to the commercial operation of such New Facility. Immediately and automatically upon Buyer's receipt of any such notice, this Agreement will be deemed amended to provide that (i) the Average Annual Supply Amount will be immediately and automatically adjusted to equal, for the remainder of the Term, the higher of (A) the Average Annual Supply Amount in effect as of the First Amendment Execution Date, or (B) the Average Annual Supply Amount in effect as of the date of such notice; (ii) the Supply Amount and the Yearly PC Amount will be immediately and automatically adjusted to equal, for the remainder of the Term, such amounts as are in effect as of the date that yields the "higher of" Average Annual Supply Amount in accordance with the foregoing clause (i); (iii) Section 3.7 (including subsections 3.7.1. and 3.7.2) is deleted in its entirety, and (iv) the definition of "Minimum Supply Amount" in Section 3.5.1 will be revised to mean, for all Contract Years, one hundred percent (100%) of the Supply Amount (as it has been adjusted in accordance with the foregoing clause (ii)).

Section 3.4 Consumption is replaced in its entirety with the following:

3.4

Consumption. Supplier shall supply its Station Usage directly from the Generating Facility, with back-up for such supply provided by either of the following, as Supplier may elect between the two: (i) an on-site generator as necessary for the supply of power only on a back-up basis or (ii) Standby Service, as governed by the special conditions relating to "Backup Power"

pursuant to the Standby Service tariff referenced on Exhibit 3 hereto. For the avoidance of doubt, in no event may electrical energy provided by such on-site generator or through Standby Service be used as Energy for purposes of this Agreement, nor for a sale to a third party or onto the Transmission System.

Section 3.5.6 The following provision is inserted into the Agreement as the new Section 3.5.6:

3.5.6

In the event that Supplier has paid Replacement Costs to Buyer pursuant to this Section 3.5 (Replacement Costs) for an aggregate of thirty-six (36) consecutive monthly Billing Periods, Supplier shall have no further liability hereunder to pay Replacement Costs to Buyer after such 36th Billing Period, provided that in such event Buyer may, in its sole discretion, (a) terminate this Agreement after such 36th Billing Period upon sixty (60) days written notice to Supplier, provided that such written notice must be provided by Buyer within one hundred eighty (180) days after such 36th Billing Period or (b) elect to accept an offer from Supplier to reduce the Average Annual Supply Amount, Yearly PC Amount, and Supply Amount, which offer Supplier shall deliver to Buyer within fifteen (15) days after the 34th consecutive Monthly Billing Period during which Supplier has accrued Replacement Costs to Buyer. Notwithstanding the foregoing, if Buyer elects to accept such Supplier offer to reduce the Average Annual Supply Amount, Yearly PC Amount, and Supply Amount, then beginning with the Billing Period during which such reductions become effective Supplier's obligation to pay Replacement Costs to Buyer pursuant to this Section 3.5 (Replacement Costs) shall be reinstated. If Buyer delivers a written notice to Supplier of Buyer's intent to terminate this Agreement pursuant to this Section 3.5.6. then Supplier may within thirty (30) days of receipt of such termination notice deliver to Buyer written notice that Supplier agrees to continue its obligation to pay Replacement Costs to Buyer pursuant to this Section 3.5 (Replacement Costs) and upon Buyer's receipt of such notice (i) Buyer's termination notice shall automatically be deemed rescinded and (ii) Supplier's obligation to pay Replacement Costs to Buyer pursuant to this Section 3.5 (Replacement Costs) shall be reinstated.

Section 3.6

PC Replacement Costs. Section 3.6 is amended as follows:

Section 3.6.2 is replaced in its entirety with the following:

3.6.2

The cost to Buyer to replace any PCs not delivered pursuant to Section 3.6.1 shall be reasonably determined by Buyer based on the cost of purchasing replacement PCs of comparable character and with a comparable expiration date or the cost of replacing PCs not delivered with PCs of the Buyer's choice already in Buyer's PC Account; provided, however, that Buyer shall not be required to purchase such replacement PCs in order to receive payment for PC Replacement Costs.

Section 3.6.5 The following provision is inserted into the Agreement as the new Section 3.6.5:

3.6.5

In the event that Supplier has paid PC Replacement Costs to Buyer pursuant to this Section 3.6 (PC Replacement Costs) for three (3) consecutive Contract Years, Supplier shall have no further liability hereunder, after such 3rd Contract Year to pay PC Replacement Costs to Buyer, provided that in such event Buyer may, in its sole discretion, (a) terminate this Agreement after such 3rd Contract Year upon sixty (60) days written notice to Supplier, provided that such written notice must be provided by Buyer within one hundred eighty (180) days after such 3rd Contract Year or (b) elect to accept an offer from Supplier to reduce the Average Annual Supply Amount, Yearly PC Amount, and Supply Amount, which offer Supplier shall deliver to Buyer within ten (10) months after the 2nd consecutive Contract Year during which Supplier has paid PC Replacement Costs to Buyer. Notwithstanding the foregoing, if Buyer elects to accept such Supplier offer to reduce the Average Annual Supply Amount, Yearly PC Amount and Supply Amount, then beginning with the Billing Period during which such reductions become effective Supplier's obligation to pay PC Replacement Costs to Buyer pursuant to this Section 3.6 (PC Replacement Costs) shall be reinstated. If Buyer delivers a written notice to Supplier of Buyer's intent to terminate this Agreement pursuant to this Section 3.6.4, then Supplier may within thirty (30) days of receipt of such termination notice deliver to Buyer written notice that Supplier agrees to continue its obligation to pay PC Replacement Costs to Buyer with respect to PC's pursuant to this Section 3.6 (PC Replacement Costs) and upon Buyer's receipt of such notice (i) Buyer's termination notice shall automatically be deemed rescinded and (ii) Supplier's obligation to pay PC Replacement Costs to Buyer pursuant to this Section 3.6 (PC Replacement Costs) shall be reinstated.

Section 3.7      Adjustment to Supply Amount.  Section 3.7 is amended as follows:

Section 3.7.1 is deleted in its entirety and replaced with the following:

3.7.1

Prior to the first anniversary of the Commercial Operation Date, the Supplier may, up to two times as set forth herein, adjust the Average Annual Supply Amount, Yearly PC Amount, and Supply Amount (but not the Maximum Amount) by providing written notice of such adjustment to Buyer, such that (i) the Average Annual Supply Amount shall not be lower than [***] MW nor greater than [***] MW, (ii) the Supply Amount shall be adjusted in the same proportion as the adjustment of the Average Annual Supply Amount, (iii) the Yearly PC Amount for each Contract Year shall be adjusted such that the Yearly PC Amount reflects the gross generation output for that Contract Year, but in no event shall the adjusted Yearly PC Amount be less than one hundred fifteen percent (115%) of the adjusted Average Annual Supply Amount for that Contract Year (expressed in kWhs), and (iv) all of the amounts as so adjusted will be the same for each Contract Year over the remainder of the Term. The Supplier may make the adjustment allowed for pursuant to this Section 3.7.1 (x) only one time prior to the Commercial Operation Date, and (y) only one time from and after the Commercial Operation Date and until the first anniversary thereafter, Subsequent to the first anniversary of the Commercial Operation Date, the Supplier will not have the right to make adjustments pursuant to this Section 3.7.1.

Section 3.7.2 is deleted in its entirety and replaced with the following:

3.7.2

After the first anniversary of the Commercial Operation Date, Supplier may adjust the Average Annual Supply Amount, Yearly, PC Amount, and Supply Amount for all subsequent Contract Years remaining during the Term, by providing notice of such adjustment to Buyer, provided that: (i) the adjusted Average Annual Supply Amount shall not be less than [***] MW nor greater than [***] MW, (ii) in no event may the adjusted Average Annual Supply Amount be less than [***] less than, nor more than [***] more than, the Average Annual Supply Amount for the immediately preceding Contract Year, (iii) the Yearly PC Amount for each affected Contract Year shall be adjusted such that the Yearly PC Amount reflects the gross generation output for that Contract Year, but in no event shall the adjusted Yearly PC Amount be less than one hundred fifteen percent (115%) of the adjusted Average Annual Supply Amount for that Contract Year (expressed in kWhs), (iv) the Supply Amount for each affected Contract Year shall be adjusted by the same proportion as the adjustment to the Average Annual Supply Amount for the affected Contract Years, and (v) all of the amounts as so adjusted will be the same for each Contract Year over the remainder of the Term. A reduction in the Average Annual Supply Amount, Yearly PC Amount, or Supply Amount shall in no event be made to assist, accommodate or otherwise allow for the sale or transfer of Product, Energy PCs, or Renewable Energy Benefits to third parties. Each adjustment to the Average Annual Supply Amount, Yearly PC Amount, and Supply Amount shall apply to (x) the immediately following Contract Year and remaining Contract Years, if such notice is received by Buyer prior to October 1 of a Contract Year, and (y) to the second subsequent Contract Year and remaining Contract Years, if such notice is received by Buyer from October 1 and before December 31 of a Contract Year.

Section 3.7.3 is deleted in its entirety.

4.

Purchase Price for Product.     Section 4 is amended as follows:

Section 4.1.1 is deleted and replaced in its entirety with the following:

4.1.1

Upon the Operation Date and prior to the Commercial Operation Date, all Product associated with Delivered Amounts of Energy from the Generating Facility shall be paid for by Buyer at the lesser of (i) [***] of the daily Off-Peak Dow Jones Mead/Marketplace Electricity Index for firm energy or (ii) [***] of the daily Off-Peak Dow Jones Mead/Marketplace Electricity Index for non-firm energy, or (iii) the Pre-COD Cap Rate.

Section 4.2 The following provision is inserted into the Agreement as the new Section 4.2:

4.2

Adjustment to PTC Product Rate (or Non-PTC Product Rate, as applicable). In the event that, over any period comprised of twenty-four (24) consecutive calendar months during the Term (a "Rolling 24-Month Period"), the Rolling 24-Month Average of the Delivered Amount of Energy from the Generating Facility is less than [***] MW (the "Adjustment Threshold"), then, immediately and automatically upon the occurrence of such event, the PTC Product Rate (or Non-PTC Product Rate, as applicable) for the entire Supply Amount will be adjusted to equal the Adjusted PTC Product Rate (or Adjusted Non-PTC Product Rate, as applicable), such adjustment to be applied prospectively for the remainder of the Term. For purposes of the foregoing, with respect to any Rolling 24-Month Period, the "Rolling 24-Month Average" of the Delivered Amount shall be the entire aggregate of all Delivered Amounts for all Dispatch Hours during such Rolling 24-Month Period, expressed in MWh, divided by the total number of Dispatch Hours during such Rolling 24 Month Period.

5.

Tax Credits. Section 6 is amended as follows:

Section 6.3.1 is deleted and replaced in its entirety with the following:

6.3.1

In the event that the Generating Facility is placed in service on a date when the Generating Facility is eligible to receive the PTC, irrespective of whether or not Supplier or any of its Affiliates actually utilizes the PTC, Supplier shall be paid the PTC Product Rate for Product associated with Delivered Amounts of Energy in accordance with Section 4.1.2.1. Subject to Section 6.3, Supplier and Buyer agree that the PTC Product Rate is not subject to adjustment or amendment if Supplier fails to receive any Tax Credits, or if such Tax Credits expire, are repealed or otherwise cease to apply to Supplier or the Generation Facilities in whole or in part, or Supplier or its investors are unable to benefit from such Tax Credits.

Section 6.4 The following provision is inserted into the Agreement as the new Section 6.4:

6.4

In the event that, as of the date that the Generating Facility is placed in service, the value of the economic benefit of the PTC has been changed by legislation in a uniform manner (i.e., as opposed to the value of the PTC to Supplier in particular) from its value as the PTC was legislatively constituted as of the First Amendment Execution Date, then the PTC Product Rate will be adjusted to reflect the value of the PTC as it is legislatively constituted as of the date the Generating Facility is placed in service. Any decrease in the value of the PTC will result in an upward adjustment to the PTC Product Rate, and any increase in value of the PTC will result in a downward adjustment to the PTC Product Rate. Upon any such legislative change, Buyer and Supplier will negotiate in good faith towards agreement on such PTC Product Rate. Any such adjusted PTC Product Rate will: (a) in no event be equal to or greater than the Non-PTC Product Rate, and (b) reflect that [***] of the change in value of the PTC will be passed through to Buyer.

6.

Portfolio Standard. Section 7 is amended as follows:

Section 7.2 is deleted and replaced in its entirety with the following:

7.2

Should a failure of any obligation under this Agreement by Supplier cause Buyer to incur or suffer Penalties, Supplier shall indemnify and hold Buyer harmless from any Penalties in accordance with the terms hereof to the extent the incurrence of such Penalties are attributable to failures of Supplier to perform under this Agreement (as opposed to being attributable to the acts or omissions of third parties).

7.

Planned Outages. Section 12 is amended as follows:

Section 12.2 The following provision is inserted into the Agreement as the new Section 12.2:

12.2

If, subsequent to Buyer's approval of a Planned Outage schedule, Buyer requests (for reasons other than Force Majeure or Emergency) that Supplier not institute a Planned Outage as so scheduled, then Supplier may present a reasonable estimate of costs expected to be incurred as a result of the Supplier not instituting the Planned Outage. If Buyer agrees to the estimated costs, Supplier will re-schedule the Planned Outage to a time reasonably agreeable to the Buyer, and the Buyer shall reimburse Supplier for actual out-of-pocket costs incurred, not to exceed the estimated amounts.

8.

Scheduling Notification. Section 15 is amended as follows:

Section 15.2 The following provision is inserted into the Agreement as the new Section 15.2:

15.2

Elective Curtailments by Buyer. Supplier shall curtail deliveries of Energy at any time, in whole or in part, in a quantity and for any duration specified by Buyer upon at least thirty (30) minutes prior notice (which may be given by email or telephone) to Supplier; provided, however, that with respect to any Dispatch Hour, in no event will the delivery of Energy be curtailed to a level below [***] of the Supply Amount for such Dispatch Hour. The amount of Energy curtailed and any associated PC's ("Curtailed Product") shall be reasonably determined by Supplier after the curtailment has ended based upon the Energy that could have been generated and delivered to Buyer at the Delivery Point(s), but that was not generated and delivered solely as a result of Buyer's curtailment notice. Supplier shall promptly provide Buyer with such information and data as Buyer may request to confirm to its satisfaction the amount of Curtailed Product that was not generated as a result of Buyer's curtailment notice. Supplier shall be paid for the Curtailed Product at the Non-PTC Product Rate, regardless of whether the PTC Product Rate or Non-PTC Product Rate is in effect. If the PTC Product Rate is in effect, then the Buyer's payment for Curtailed Product at the Non-PTC Product Rate will be deemed Buyer's compensation to Supplier for the value of the PTCs, if any, that Supplier or any of its Affiliates were unable to utilize as a result of Buyer's curtailment notice. Notwithstanding anything in the preceding sentence to the contrary, Supplier will be paid the Excess Product Rate for any Curtailed Product (or any portion thereof) that would have been payable by Buyer at the Excess Product Rate. During any such period of curtailment, Supplier shall not produce Product (to the extent curtailed by Buyer) or sell Product to any third party. Curtailed Product shall be deemed to be Delivered Amount for purposes of calculating a Shortfall. Under no circumstance shall the provisions of this Section 15.2 apply to curtailment of the Generating Facility based upon an Emergency.

9.

Security. Section 18 is deleted and replaced in its entirety as follows:

18. SECURITY

18.1

Development Security. As a condition of Buyer's execution of and continuing obligations under this Agreement, Supplier shall provide to Buyer, as security for the performance of Seller's obligations hereunder, either (a) a letter of credit from a Qualified Financial Institution in the form attached hereto as Exhibit 17 or (b) a cash deposit, in either case, in an amount equal to [***] (the 'Development Security"). Buyer shall have the right to draw upon the Development Security, at Buyer's sole discretion, in the event Supplier fails to make any payments owing under this Agreement or to reimburse Buyer for costs, including Replacement Costs, PC Replacement Costs and Penalties, that Buyer has incurred or may incur as a result of Suppliers failure to perform its obligations under this Agreement. In the event that no amounts are due and owing by Supplier to Buyer under this Agreement and Supplier has provided the Operating Security to Buyer, the Development Security shall be released to Supplier upon the earlier of (x) termination of this Agreement in accordance with its terms or (y) on the fifteenth (15th) Business Day alter the Generating Fatality achieves Commercial Operations. Upon the consent of Buyer, Supplier may apply and maintain the Development Security as a portion of Operating Security required to be provided by Supplier pursuant to Section 18.2 of this Agreement.

18.2

Operating Security. As a condition of Buyer's continuing obligation under this Agreement, Supplier shall provide to Buyer, as security for the performance of Seller's obligations hereunder, either (a) a letter of credit from a Qualified Financial Institution in the form attached hereto as Exhibit 17 or (b) a cash deposit, in either case, in an amount equal to [***] (the "Operating Security"). Buyer shall have the right to draw upon the Operating Security, at Buyer's sole discretion, in the event Supplier falls to make any payments owing under this Agreement or to reimburse Buyer for costs, including Replacement Costs, PC Replacement Costs and Penalties, that Buyer has incurred or may incur as a result of Supplier's failure to perform under this Agreement. The Operating Security shall be posted no later than five (5) Business Days after the Generating Facility achieves Commercial Operations.  In the event that no amounts are due and owing by Supplier to Buyer under this Agreement, the Operating Security shall be released to Supplier upon the earlier of (x) termination of this Agreement in accordance with its terms or (y) on the fifteenth (15th) Business Day after the expiration of the Term.

18.3

Letters of Credit With respect to any letter of credit posted by Supplier as Development Security or Operating Security: (a) No later than thirty (30) days prior to the expiration date of any letter of credit, Supplier shall cause the letter of credit to be renewed or replaced with another letter of credit in an equal amount; (b) in addition to the conditions specified in Sections 18.1 and 18.2, Buyer shall have the right to draw on such letter of credit, at Buyer's sole discretion (i) if such letter of credit has not been renewed or replaced at least thirty (30) days prior to the date of its expiration or (ii) if the Credit Rating of the financial institution that issued such letter of credit has been downgraded to below the Minimum Credit Rating and Supplier has not caused a replacement letter of credit to be issued for the benefit of Buyer within five (5) Business Days of such downgrade pursuant to Section 18.4.

18.4

Maintaining Security. If at any time after the Effective Date of this Agreement, Standard & Poor's, Moody's or another nationally recognized firm downgrades the Credit Rating of the financial institution issuing a letter of credit pursuant to this Agreement to below the Minimum Credit Rating, then Supplier shall (a) provide Buyer with written notice of such downgrade within two (2) Business Days of Supplier being notified of any such downgrade and (b) cause a replacement letter of credit satisfying the conditions of Section 18.3 to be issued in favor of Buyer within ten (10) Business Days of such downgrade. In the event such a downgrade also constitutes an Event of Default pursuant to Section 25 (Default and Remedies), the requirements of this Section 18.4 are in addition to, and not in lieu of, the provisions of Section 25 (Default and Remedies). Supplier shall take all necessary action and shall be in compliance with this Section 18 within fifteen (15) days of the downgrade.

18.5

Waiver of Buyer Security. Supplier hereby waives any and all rights it may have, including rights at law or otherwise, to require Buyer to provide financial assurances or security (including, but not limited to, cash, letters of credit, bonds or other collateral) in respect of its obligations under this Agreement. Supplier shall not earn or be entitled to any interest on any security provided pursuant to this Section 18, including cash amounts deposited pursuant to Section 18.1 or 18.2.

18.6

Financial Statements. Upon Buyer's written request, Supplier shall, within thirty (30) days of such request, provide Buyer with copies of the most recent quarterly and annual financial statements available for Supplier. Such financial statements shall be prepared in accordance with generally accepted accounting principles.

Supplier will cause the Development Security referred to above in the newly inserted Section 18.1 to be delivered to Buyer within ten (10) Business Days after the First Amendment Execution Date.

10.

Exhibits. Each of the following exhibits attached to this First Amendment replaces the corresponding exhibit to the Existing PPA in its entirety (or if there is no corresponding exhibit to the Existing PPA, such exhibit is made an exhibit to and part of the Agreement for all purposes):

Exhibit 1

Description of Generating Facility

Exhibit 2A

Product Rates

Exhibit 2B

Excess Product Rate

Exhibit 4

Notices, Billing and Payment Instructions

Exhibit 5

One-Line Diagram of Generating Facility and Interconnection Facilities

Exhibit 6

Project Milestone Schedule

Exhibit 12

Supplier's Required Agreements

Exhibit 13

Supply Amount

Exhibit 18

Yearly PC Amount

11.

PUCN Approval. Within ninety (90) days after the First Amendment Execution Date:

(a)

Buyer shall submit this First Amendment to the PUCN for: (i) a determination that the terms and conditions of this Agreement (i.e., the Existing PPA as amended by this First Amendment) are just and reasonable, and (ii) a determination that the costs of purchasing energy and Portfolio Energy Credits under this Agreement are prudently incurred and that Buyer may recover all just and reasonable costs of Energy and PCs purchased under this Agreement. Except for Sections 1, 11, 12, 13, 14 and 15 of this First Amendment, this First Amendment shall be of no force or effect unless and until the PUCN has approved this First Amendment (including the items described in clauses (i) and (ii) of the foregoing sentence). If the PUCN does provide such approval, then the date on which an order of the PUCN approving this First Amendment becomes effective pursuant to Nevada Administrative Code Section 703.790 will be the "First Amendment Effective Date" for all purposes.

(b)

Buyer shall submit the Related PPA Amendment to the PUCN and FERC for approval. If Buyer determines that the Related PPA Amendment is required to be approved by any Governmental Authority in addition to PUCN and FERC, then Buyer shall notify the Supplier of such determination within ninety (90) days of the date of the PUCN filing. Buyer shall make any required filings with FERC and other appropriate Governmental Authorities within ninety (90) days of the date of the PUCN filing. If any Governmental Authority, including PUCN or FERC, for which approval or acceptance of the Related PPA Amendment is required, fails to grant approval or acceptance of the Related PPA Amendment and its terms and conditions in their entirety within one hundred and eighty (180) days of submittal of same for approval, then Buyer shall, in its sole, unreviewable discretion, have the right to terminate this First Amendment within thirty (30) days of such failure upon fourteen (14) days written notice to Supplier. For the avoidance of doubt, no termination of the First Amendment in accordance with the foregoing shall in any manner serve as a termination of or otherwise affect the Existing PPA.

12.

Representations and Warranties of Supplier. The Supplier represents and warrants to Buyer as follows:

(a)

The Supplier is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, is qualified to do business in the State of Nevada, and is registered and in good standing with the Nevada Secretary of State as a foreign limited liability company.

(b)

The Supplier has full authority to execute, deliver and perform this First Amendment.

 (c) All representations and warranties made by Supplier under the existing PPA are repeated and made by Supplier to Buyer as of the First Amendment Execution Date, and such representations and warranties, as they related to the Existing PPA when made by Supplier pursuant to the Existing PPA, relate to this First Amendment and the Agreement.

13.

Representations and Warranties of Buyer. The Buyer represents and warrants to Supplier as follows:

(a)

The Buyer has full authority to execute, deliver and perform this First Amendment.

(b)

All representations and warranties made by Buyer under the existing PPA are repeated and made by Buyer to Supplier as of the First Amendment Execution Date, and such representations and warranties, as they related to the Existing PPA when made by Buyer pursuant to the Existing PPA, relate to this First Amendment and the Agreement.

14.

Governing Law. This First Amendment will be governed by and construed in accordance with the laws of the State of Nevada.

 15.

Counterparts. This First Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall be deemed one and the same instrument.

IN WITNESS WHEREOF, the Parties have caused this First Amendment to be executed by their duly authorized representative as of the First Amendment Execution Date.

BUYER:	SUPPLIER:

NEVADA POWER COMPANY	NGP BLUE MOUNTAIN 1, LLC

By: NGP BLUE MOUNTAIN HOLDCO
LLC, its Managing Member
By: Signed Name: Robert R. Denis Title: SVP
By: Signed Name: Brian Fairbank Title: President and CEO

List of Attachments to First Amendment

Attachment A

Exhibit 1 (Description of Generating Facility)

Attachment B

Exhibit 2A (Product Rates)

Attachment C

Exhibit 2B (Excess Product Rate)

Attachment D

Exhibit 4 (Notices, Billing and Payment Instructions)

Attachment E

Exhibit 5 (One-Line Diagram of Generating Facility and Interconnection Facilities)

Attachment F

Exhibit 6 (Project Milestone Schedule)

Attachment G

Exhibit 12 (Supplier’s Required Agreements)

Attachment H

Exhibit 13 (Supply Amount)

Attachment I

Exhibit 18 (Yearly PC Amount)

Attachment A to First Amendment

EXHIBIT 1

DESCRIPTION OF GENERATING FACILITY

1.	Name of Facility:	Faulkner 1
	(a) Location:	Blue Mountain, Humboldt County, Nevada
2.	Owner:	Nevada Geothermal Power Company
3.	Operator:	Nevada Geothermal Power Company
4.	Equipment:

(a)

Type of Facility:

Geothermal

(b)

Capacity

Total nominal nameplate capacity: 49.5 MW

Total nominal net capacity (as of Commercial Operation): 40.1 MW

A-1

Attachment B to First Amendment

EXHIBIT 2A

PRODUCT RATES

Escalated Price: The Product Rate through the end of the first Contract Year ("Initial Product Rate") shall be:

i.

[***] per MWh, if the Generating Facility is placed in service on a date when the Generating Facility is eligible to receive the PTC ("PTC Product Rate"), or

ii.

[***] per MWh, if the Generating Facility is placed in service on a date when the Generating Facility is ineligible to receive the PTC ("Non-PTC Product Rate.").

The Product Rate shall be increased at the beginning of each Contract Year by an amount equal to [***] of the Product Rate for the previous Contract Year, for the duration of the Agreement; provided, however, that the Product Rate for the second Contract Year shall be determined by the following formula:

Product Rate = Initial Product Rate * [1 + ([***] * FCM/l2)]

Where FCM is the number of full calendar months the Generating Facility is in Commercial Operation during the first Contract Year.

Adjusted Product Rates:

Through the end of the first Contract Year, the Adjusted PTC Product Rate through the end of the first Contract Year shall be [***] per MWh (the "Initial PTC Product Rate"), and the Adjusted Non-PTC Product Rate shall be [***] per MWh (the "Initial Non-PTC Product Rate"). The foregoing described rates are the "Initial Adjusted Product Rates."

The rates described in the immediately preceding paragraph shall be increased at the beginning of each Contract Year by an amount equal to [***] of the applicable rate for the previous Contract Year, for the duration of the Agreement; provided, however, that the Initial Adjusted Product Rate for the second Contract Year shall be determined by the following formula:

Product Rate = Initial Adjusted Product Rate * [1 + ([***] * FCM/12)]

Where FCM is the number of full calendar months the Generating Facility is in Commercial Operation during the first Contract Year.

B-1

Attachment B to First Amendment

"Adjusted PTC Product Rate," as of any date of determination, means the Initial PTC Product Rate as it has been adjusted in accordance with the foregoing provisions set forth in this Exhibit 2A under the header "Adjusted Product Rates."

"Adjusted Non-PTC Product Rate," as of any date of determination, means the Initial Non-PTC Product Rate as it has been adjusted in accordance with the foregoing provisions set forth in this Exhibit 2A under the header "Adjusted Product Rates."

B-2

Attachment C to First Amendment

EXHIBIT 2B

EXCESS PRODUCT RATE

The "Excess Product Rate" for the Term shall be [***] per MWh.

The Excess Product Rate shall be increased at the beginning of each Contract Year by an amount equal to [***] of the Excess Product Rate for the previous Contract Year, for the duration of the Agreement; provided, however, that the Excess Product Rate for the second Contract Year shall be determined by the following formula:

Excess Product Rate = Initial Excess Product Rate * [1 + ([***]* FCM/12)]

Where FCM is the number of full calendar months the Generating Facility is in Commercial Operation during the first Contract Year.

C-1

Attachment D to First Amendment

EXHIBIT 4

NOTICES, BILLING AND PAYMENT INSTRUCTIONS

NV ENERGY

Contact	Mailing Address	Phone	E-mail
Contract Representative Manager, Contract Administration	P.O. Box 98910, M/S 26A Las Vegas, NV 89151 Physical Delivery Address: 6226 W Sahara Ave, MS 26A Las Vegas, NV 89146	702-402-5667	ContractAdmin_Renewables@nvenergy.com

Operating Representatives Scheduling
Short-term Analysis		702-402-5864	ST Analysis@nvenergy.com
Generation Dispatch		775-834-5143	Generation_Dispatch@nvenergy.com
Emergencies (including Force Majeure)
Grid Reliability		702-402-7111	Grid_Reliability@nvenergy.com
Transmission - Nevada Power		702-402-7107	Transmission@nvenergy.com
Transmission - Sierra Pacific Power		775-834-4541	Transmission@nvenergy.com
Short-term Analysis		702-402-5864	ST_Analysis@nvenergy.com
Planned Outages - NPC		702-402-7161	Planned_Outages@nvenergy.com
Planned Outages - SPPC		775-834-4716	Planned_Outages@nvenergy.com
Metering - NPC		702-402-4160	NPCMeterOps@nvenergy.com
Metering - SPPC		775-834-4406	_DLSPPCMetering@nvenergy.com
Invoices
Renewables Contracts Accountant	c/o Sierra Pacific Resources	775-834-4122	Invoicing@nvenergy.com
CC all invoices to	6100 Neil Road, MS S2A20 Reno, NV 89511
Renewables Contracts Consultant	P.O. Box 98910, M/S 26A	702-402-2476	ContractAdmin_Renewable@nvenergy.com
Las Vegas, NV 89151 Physical Delivery Address: 6226 W Sahara Ave, M/S 26A
Las Vegas, NV 89146

D-1

Attachment D to First Amendment

NGP Blue Mountain I,

LLC

Contact	Mailing Address	Phone	Email
Contract Representative: Max Walenciak	Nevada Geothermal Power Co. 1755 East Plumb Lane Suite 220 Reno, NV USA 89502	775-786-3399	mwalenciak @nevadageothermal.com
Operating Representative: Max Walenciak	Nevada Geothermal Power Co. 1755 East Plumb Lane Suite 220 Reno, NV USA 89502	775-786-3399	mwalenciak @nevadageothermal.com
Operating Notifications: Prescheduling Real-Time Monthly Checkout	Max Walenciak	775-786-3399	mwalenciak @nevadageothermal.com
Invoices: Max Walenciak	Nevada Geothermal Power Co. 1755 East Plumb Lane Suite 220 Reno, NV USA 89502	775-786-3399	mwalenciak @nevadageothermal.com

PAYMENT INSTRUCTIONS

Payment Check:

Name and/or

Title/Department

   Address [inc. Mail/Suite #s)

City, ST & Zip

OR

Payment Wire Transfer:

Bank Name

Bank of the West

Bank Address

4850 Kietzke Lane

Bank City. ST & Zip

Reno, NV 89509

TCW/NGP Blue Mountain HoldCo

Account Name

Collection Account

ABA

[***]

Account Number

[***]

Reference

D-2

Attachment E to First Amendment

Drawing A-1

NGP Blue Mountain Generation Facility

Phase 1
17 MW
17 MW
17 MW
Phase 2
SCADA
M
Metering and Telecom
SCADA
M
Metering and Telecom
Blue Mountain Geothermal Generation Facility
120/13.8 kV 30/33 MVA
120/13.8 kV 30/33 MVA
To Harney Electric
115
162
Relay Change
Winnemucca
Point of Change in Ownership
Point of Interconnection
New 120 kV Line 20.5 miles, 397.5 ACSR
Blue Mountain Switching Station
Star Peak
119
162
Oreana
119
Legend
Point of Ownership/ Interconnection
Existing
Interconnection Customer Facilities
Transmission Provider Facilities Direct Assign
Transmission Provider Network Upgrade

Appendix C - Page 2

E-1

Attachment F to First Amendment

EXHIBIT 6

PROJECT MILESTONE SCHEDULE

All milestones may be completed earlier than stated times, at the sole option of Supplier. Certain milestones have been completed, as indicated below.

A) Project Milestone: Supplier shall provide a geophysical or geological exploration plan on the geothermal resource which would define the geothermal resource. Such plan shall specify start and completion dates of the geophysical or geological exploration work.

Completed Date:

October 16, 2007.

B)  Project Milestone: Supplier shall obtain all permits, licenses, easements and approvals to construct and operate the Generating Facility, including UEPA permit.

Construction Permits Completion Date:   February 28, 2009

Operating Permits Completion Date:   February 12, 2010

C)   Project Milestone: Supplier shall demonstrate to Buyer that it has obtained adequate water rights for the operation the Generating Facility.

Completed Date:

February 6, 2008

D)   Project Milestone: Supplier shall demonstrate to Buyer that it has complete financing for construction of the Generating Facility.

Completed Date:

February 6, 2008.

E)  Project Milestone: Notice to proceed has been issued to the construction contractor under the turnkey engineering, procurement and construction contract (the"EPC Contract") for the Generating Facility and construction of the Generating Facility has commenced.

Completed Date:   August 31, 2008

Documentation: Supplier shall provide Buyer a copy of the executed Notice to Proceed acknowledged by the construction contractor and documentation from qualified professionals which indicates that work has begun regarding the engineering, procurement and construction of the Generating Facility.

Attachment F to First Amendment

F)   Project Milestone: Supplier shall complete the drilling and testing of the initial production wells, which shall deliver hot water sufficient to demonstrate a viable geothermal resource with a minimum net capacity of [***] MW. Wells are to have flowed for a test period of 48 continuous hours or until stabilization occurs. Stabilization shall be considered met when the flow rate and temperature at the end of any 8-hour continuous period shall not be less than 98% of the first hour of the 8-hour period. Supplier shall provide Buyer pursuant to Section 29 (Notices) of this Agreement with written notification 48 hours prior to conducting such drilling and testing, but shall provide such notice with as much advance notice as practicable.

Completed Date:   February 6, 2008

Documentation: Supplier shall provide Buyer with the data from the well test, which well test is performed by qualified professionals, which indicates delivery of hot water of the quantity and quality as indicated. An authorized representative of Buyer shall have the right to be present during and witness such test.

G)    Project Milestone: Supplier's major equipment shall be delivered to Generating Facility's construction site.

Completion Date: December 31, 2009.

Documentation: Supplier shall provide Buyer with documentation that the major equipment has been delivered to the Generating Facility's construction site.

H)  Project Milestone: Supplier shall complete the drilling of all the production and injection wells, which shall deliver a combined rate of hot water sufficient to generate a minimum of [***] net MW of electrical energy, and shall be capable of injecting fluids produced by the production wells. Supplier shall provide Buyer pursuant to Section 29 (Notices) of this Agreement with written notification 48 hours prior to conducting any such drilling and testing, but shall provide such notice with as much advance notice as practicable.

Completion Date: August 31, 2009.

Documentation: Supplier shall provide Buyer with the data from the well tests, which well tests are performed by qualified professionals, which indicate delivery of hot water of the quantity and quality as indicated and the capability of injection of all production fluids from the production wells. An authorized representative of Buyer shall have the right to be present during and witness such drilling and testing.

Attachment F to First Amendment

I)    Project Milestone: Supplier shall qualify as a QF or such similar status under applicable law.

Completion Date: December 12, 2009

Documentation: Supplier shall provide Buyer with documentation that it has filed for and obtained EWG, QF or such similar status under applicable Law and shall remain a QF or such similar status for the entire Term of this Agreement.

J)   Protect Milestone: Supplier shall have installed two (2) or more generators with a total installed capacity nameplate rating stated in Exhibit 1.

Completion Date: December 12, 2009

Documentation: Supplier provides written notice to Buyer that the Generating Facility is comprised of a total of two (2) or more turbine generators, all of which are fully installed and operational at the Generating Facility site, and further satisfies the definition of the Generating Facility in the Agreement.

K)  Project Milestone: The Generating Facility achieves the Commercial Operation Date.

Completion Date: February 12, 2010

Documentation: Supplier provides written notice to Buyer that the Generating Facility satisfies the definition of the Commercial Operation Date in the Agreement.

Attachment G to First Amendment

EXHIBIT 12

SUPPLIER'S REQUIRED AGREEMENTS

1.

the Existing PPA and this First Amendment

2.

the IOA

3.

Sierra Pacific Power Company Schedule Large Standby Service Rider

4.

EPC Agreement

5.

Operating and Maintenance Agreement

6.

Right of Way, Bureau of Land Management

7.

Right of Way, Private Properties

8.

Geothermal Leases

G-1

Attachment H to First Amendment

EXHIBIT 13

SUPPLY AMOUNT

FAULKNER 1 - TOTAL SUPPLY AMOUNT

CONTRACT YEAR

[***]

H-1

[***]

H-2

Attachment I to First Amendment

EXHIBIT 18

YEARLY PC AMOUNT

CONTRACT YEARS 1 – 20

Year	Amount
1	[***]
2	[***]
3	[***]
4	[***]
5	[***]
6	[***]
7	[***]
8	[***]
9	[***]
10	[***]
11	[***]
12	[***]
13	[***]
14	[***]
15	[***]
16	[***]
17	[***]
18	[***]
19	[***]
20	[***]

I-1